THIS DOCUMENT AND THE ENCLOSED FORM OF PROXY ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this Document or the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant, or other independent financial adviser duly authorised under the FSMA, if you are resident in the United Kingdom, or if not, another appropriately authorised independent adviser.
If you have sold or otherwise transferred all of your holdings of Ordinary Shares, you should immediately forward this Document and the accompanying Form of Proxy as soon as possible to the purchaser or transferee or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. If you have sold or otherwise transferred some of your Ordinary Shares, you should contact the bank, stockbroker or other agent through whom the sale or transfer was effected.
This Document does not constitute an offer to buy, acquire or subscribe for (or the solicitation of an offer to buy, acquire or subscribe for) Ordinary Shares, ADSs or any other Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This Document does not contain an offer of transferable securities within the meaning of section 102B of FSMA and does not constitute a prospectus within the meaning of section 85 of FSMA. Neither does it constitute an admission document drawn up in accordance with the AIM Rules for Companies. This Document has not been examined or approved by the FCA or the London Stock Exchange or any other regulatory authority.
This Document should be read as a whole. Your attention is drawn to the letter from the Chairman of the Company at pages 7 to 10 of this Document, which recommends that you vote in favour of the Resolutions to be proposed at the General Meeting.
The Notice of General Meeting to be held at the offices of Latham & Watkins (London) LLP, 99 Bishopsgate, London, EC2M 3XF, United Kingdom at 4:00 p.m. on 26 June 2018 is set out at the end of this Document. The accompanying Form of Proxy for use in connection with the General Meeting should be completed by Shareholders and returned as soon as possible but in any event so as to be received by the Company Secretary, Verona Pharma plc at Allianz House, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR by no later than 4:00 p.m. on 22 June 2018 (or, in the case of an adjournment of the General Meeting, not later than 48 hours before the time fixed for the holding of the adjourned meeting). The completion and return of a Form of Proxy will not preclude Shareholders from attending and voting at the General Meeting should they so wish.
__________________________________________________________________________________
VERONA PHARMA PLC
(incorporated and registered in England and Wales under the Companies Act 2006 with company number 5375156)
Authority to allot up to 52,508,700 new Ordinary Shares and disapplication of pre-emption rights
and
Notice of General Meeting
__________________________________________________________________________________
This Document is being provided to you solely for the purposes of considering the Resolutions to be voted upon at the General Meeting to be held on 26 June 2018. This Document does not constitute an offer, or the solicitation of an offer, to buy or to subscribe for, nor shall there be any sale or subscription of, the Ordinary Shares, ADSs or any other Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The distribution of this Document in certain jurisdictions may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. Shareholders who are residents or citizens of any country other than the United Kingdom and any persons (including, without limitation, custodians, nominees and trustees) who have a contractual or other legal obligation to forward this Document to a jurisdiction outside the United Kingdom should seek appropriate advice before taking any action.
Copies of this Document will be available free of charge to the public during normal business hours on any day (Saturdays, Sundays and public holidays excepted) at the offices of the Company Secretary at Allianz House, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR. A copy of this Document will be available on the Company’s website www.veronapharma.com.
Cautionary note regarding forward-looking statements:
This Document contains statements about the Company that are or may be ‘‘forward-looking statements’’. All statements, other than statements of historical facts, included in this Document may be forward-looking statements. Without limitation, any statements preceded or followed by, or that include, the words ‘‘targets’’, ‘‘plans’’, ‘‘believes’’, ‘‘expects’’, ‘‘aims’’, ‘‘intends’’, ‘‘will’’, ‘‘may’’, ‘‘should’’, ‘‘anticipates’’, ‘‘estimates’’, ‘‘projects’’ or words or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are neither promises nor guarantees and have not been reviewed by the auditor of the Company. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from the expectations expressed or implied by the forward-looking statements, including, but not limited to, the following: its limited operating history; its need for additional funding to complete development and commercialisation of RPL554, which may not be available and which may force the Company to delay, reduce or eliminate its development or commercialisation efforts; the reliance of its business on the success of RPL554, its only product candidate under development; economic, political, regulatory and other risks involved with international operations; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; serious adverse, undesirable or unacceptable side effects associated with RPL554, which could adversely affect the Company’s ability to develop or commercialize RPL554; potential delays in enrolling patients, which could adversely affect the Company’s research and development efforts; the Company may not be successful in developing RPL554 for multiple indications; its ability to obtain approval for and commercialize RPL554 in multiple major pharmaceutical markets; misconduct or other improper activities by its employees, consultants, principal investigators, and third-party service providers; the loss of any key personnel and the Company’s ability to recruit replacement personnel, material differences between its "top-line" data and final data; its reliance on third parties, including clinical investigators, manufacturers and suppliers, and the risks related to these parties' ability to successfully develop and commercialize RPL554; and lawsuits related to patents covering RPL554 and the potential for its patents to be found invalid or unenforceable.
These and other important factors under the caption "Risk Factors" in the Company’s Annual Report on Form 20-F filed with the SEC on 27 February 2018, and the Company’s other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Document. Investors should not place undue reliance on such forward-looking statements and, save as is required by law or regulation (including to meet the requirements of the AIM Rules for Companies, MAR, and/or the DTRs), the Company does not undertake any obligation to update publicly or revise any forward-looking statements (including to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based). All subsequent oral or written forward-looking statements attributed to the Company or any persons acting on its behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements contained in this Document are based on information available to the Directors of the Company at the date of this Document, unless some other time is specified in relation to them, and the posting or receipt of this Document shall not give rise to any implication that there has been no change in the facts set forth herein since such date.

Notice to overseas persons
The distribution of this Document in certain jurisdictions may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

DEFINITIONS
The following words and expressions shall have the following meanings in this Document, unless the context requires otherwise:

“2018 AGM”	the annual general meeting of the Company held on 2 May 2018;
“Act”	the Companies Act 2006;
“ADSs”	American Depositary Shares, each of which represents a right to receive eight Ordinary Shares and which are registered and issued by Citibank N.A. and traded on Nasdaq;
“AIM”	AIM, a market operated by the London Stock Exchange;
“AIM Rules for Companies”	the rules and guidance for companies whose shares are admitted to trading on AIM entitled “AIM Rules for Companies” published by the London Stock Exchange, as amended from time to time;
“CF”	cystic fibrosis;
“Circular” or “Document”	this circular prepared in relation to the General Meeting and the accompanying Notice of General Meeting;
“Company”	Verona Pharma plc;
“COPD”	chronic obstructive pulmonary disease;
“Directors” or “Board”	the directors of the Company as at the date of this Document, whose names are set out on page 7 of this Document and a “Director” means any one of them;
“DTRs”	the FCA’s Disclosure Guidance and Transparency Rules;
“FCA”	the UK’s Financial Conduct Authority;
“FSMA”	the Financial Markets and Services Act 2000 (as amended);
“Form of Proxy”	the form of proxy for use in relation to the General Meeting enclosed with this Document;
“General Meeting”	the general meeting of the Company, notice of which is set out at the end of this Document;
“London Stock Exchange”	London Stock Exchange plc;
“MAR”	the Market Abuse Regulation (EU 596/2014);
“Nasdaq”	the Nasdaq Global Market;
“Notice of General Meeting”	the notice convening the General Meeting as set out at the end of the Document;
“Ordinary Shares”	the ordinary shares of £0.05 each in the capital of the Company;
“Prospectus Supplement”
a prospectus supplement to the Shelf Registration Statement that, if filed with the SEC, will contain the specific terms of any Securities being offered under such prospectus supplement and the Shelf Registration Statement;

“Resolutions”	the resolutions to be proposed at the General Meeting as set out in the Notice of General Meeting;
“Securities Act”	the U.S. Securities Act of 1933, as amended;
“SEC”	the U.S. Securities and Exchange Commission;
“Shareholders”	the holders of Ordinary Shares;
“Securities”	Ordinary Shares, ADSs, Warrants and/or Units;
“Shelf Registration Statement”
the registration statement on Form F-3 filed with the SEC on 22 May 2018 in relation to the issue or sale from time to time, over the three years following the date on which the Shelf Registration is declared effective by the SEC, of up to an aggregate of US$200 million worth of Securities in the form of Ordinary Shares, ADSs, Warrants or Units;

“Sterling” or “£”	pounds sterling, the basic unit of currency in the UK;
“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;
“Unit”
a Security that would entitle its holder to a combination of the types of Securities offered under the Shelf Registration Statement, the particular terms of which would be described in a Prospectus Supplement if such Securities were to be allotted and/or issued;

“US” or “United States”	the United States of America;
“US$”	the United States dollar, the basic unit of currency of the United States; and
“Warrant”
a Security that would entitle its holder to purchase a principal amount of Ordinary Shares or debt securities, the particular terms of which would be described in a Prospectus Supplement if such Securities were allotted and/or issued.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

2018(1)
This Document is posted to Shareholders (by first class post)	23 May
Latest time and date for receipt of completed Forms of Proxy	4:00 p.m. on 22 June
General Meeting	4:00 p.m. on 26 June
_______

(1)
Each of the times and dates above are indicative only and are London time. If any of the details contained in the timetable above should change, the revised times and dates will be notified to Shareholders by means of an announcement through a regulatory information service.

PART I

LETTER FROM THE CHAIRMAN
VERONA PHARMA PLC
(Incorporated and registered in England and Wales under the Act with registered number 5375156)

Directors:		Registered Office:
Dr David Ebsworth	(Non-Executive Chairman)	One Central Square
Dr Jan-Anders Karlsson	(Chief Executive Officer)	Cardiff, CF10 1FS
Dr Ken Cunningham	(Non-Executive Director)
Mr Rishi Gupta	(Non-Executive Director)
Dr Mahendra Shah	(Non-Executive Director)
Dr Andrew Sinclair	(Non-Executive Director)
Mr Vikas Sinha	(Non-Executive Director)
Dr Anders Ullman	(Non-Executive Director)

23 May 2018
Dear Shareholder,
Authority to allot up to 52,508,700 new Ordinary Shares and
disapplication of pre-emption rights and
Notice of General Meeting

1.	INTRODUCTION
The Company is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapeutics for the treatment of respiratory diseases with significant unmet medical needs. The Company’s product candidate, RPL554, is a first-in-class, inhaled, dual inhibitor of the enzymes phosphodiesterase 3 and 4 that acts as both a bronchodilator and an anti-inflammatory agent in a single compound. In clinical trials, treatment with RPL554 has been observed to result in statistically significant improvements in lung function and clinical symptoms as compared to placebo, and has shown clinically meaningful and statistically significant improvements in lung function when administered in addition to frequently used short-acting and long-acting bronchodilators as compared to such bronchodilators administered as a single agent. The Company is developing RPL554 for the treatment of COPD, CF, and potentially asthma.
From time to time, the Directors may be required to raise equity capital for general corporate purposes, which may include, amongst other things, the funding of the Phase 3 clinical development and commercialization of nebulized and inhaled formulations of RPL554 for the treatment of COPD, as well as funding of additional development of RPL554 for the treatment of CF and other indications. However, as the Company is an English company, the Directors are restricted from allotting shares or granting rights to subscribe for or to convert any security into shares in the Company, unless authorised to do so by Shareholders. In addition, if the Directors decide to allot or sell such securities, they must first be offered to existing Shareholders in proportion to their existing holdings (known as pre-emption rights) unless approval has been sought from Shareholders to disapply such pre-emption rights.

In order to minimise any delay in raising capital, including without limitation by issuing Securities under the Shelf Registration Statement that was filed with the SEC as announced earlier today, the Directors are seeking authority in advance to allot shares or rights to subscribe for, or convert any security into shares, up to an aggregate nominal amount equivalent to 52,508,700 Ordinary Shares and permit the disapplication of statutory pre-emption rights in respect of the allotment of any such securities. The aggregate nominal amount represents just under half of the Company’s Ordinary Share capital as at the date of this Document. These authorities and powers would replace all existing authorities and powers conferred on the Directors to the extent not utilised, including those conferred on the Directors at the 2018 AGM and would expire on the date that is three years from the date of the passing of the Resolutions, being on or about the time that the Shelf Registration Statement is expected to expire.
The purpose of this Document is for the Directors to explain: (i) why they are seeking authority from the Shareholders to allot Ordinary Shares and other Securities; (ii) the background to and the reasons for the filing of the Shelf Registration Statement; and (iii) why the Board considers the proposals described in this Document to be in the best interests of the Company and the Shareholders as a whole, and why the Directors recommend that you vote in favour of the Resolutions.

2.	BACKGROUND TO AND REASONS FOR THE AUTHORITIES SOUGHT AT THE GENERAL MEETING AND THE FILING OF THE SHELF REGISTRATION STATEMENT
The Directors have been delighted with the significant progress recently announced with the clinical development of RPL554, in particular the positive data from the 403 patient four-week Phase 2b trial of nebulized RPL554 for the maintenance treatment of COPD, and the positive data from the Phase 2a trial in CF patients. The Directors believe that these data provide further support for RPL554 potentially becoming an important novel and well-differentiated treatment for patients with COPD, as well as CF, and consider that they may require timely access to capital at some point in the future to continue the development and commercialization of the Company’s lead product candidate.
Under US securities law, the Company cannot offer or sell certain securities in the US for the purpose of accessing capital except under an effective registration statement or under a limited number of exceptions. While the Company has no immediate plans to issue or sell the Securities to be registered under the Shelf Registration Statement, it has taken the step of registering up to an aggregate of US$200 million worth of Securities so that it has the flexibility to access additional capital in a competitive and expeditious manner when market conditions are appropriate. The filing of a shelf registration statement is a common practice by Nasdaq-listed companies and may be effected following the first anniversary of a company listing on Nasdaq provided certain requirements are met, including timely regulatory reporting.
The Shelf Registration Statement has been filed with the SEC but has not yet become effective. Once declared effective by the SEC, the Shelf Registration Statement would be in effect for a period of three years, or such earlier time that the US$200 million worth of Securities registered under the Shelf Registration Statement have been issued or sold. The Shelf Registration Statement is available on the SEC’s website at www.sec.gov. Any offers, solicitations of offers to buy, or sales of, the Securities will only be made once the Shelf Registration Statement and any Prospectus Supplement relating to it has been declared effective by the SEC.
The Company has no immediate plans to issue or sell the Securities to be registered under the Shelf Registration Statement, but in order to provide the flexibility to access additional capital during the life of the Shelf Registration Statement when market conditions are appropriate, the Directors believe that it is in the best interests of the Company to be prepared in advance and have the authorities available without the need to convene a general meeting should they determine that it is appropriate to do so. The authorities will allow the Company to better compete for capital against other companies incorporated in the US and elsewhere who are not subject to allotment or pre-emption restrictions such as those applicable to the Company as an English company.
The authorities are primarily being requested to allow for the issue of Securities registered under the Shelf Registration Statement, but would, if passed, also allow for the issue of other securities not registered under the Shelf Registration Statement, including for example, Ordinary Shares that may be issued upon the exercise of options granted under the Company’s employee share schemes.
A notice convening the General Meeting, which is to be held at the offices of Latham & Watkins (London) LLP, 99 Bishopsgate, London, EC2M 3XF, United Kingdom at 4:00 p.m. on 26 June 2018, is set out at the end of this Document. At the General Meeting, the following Resolutions will be proposed:

•
Resolution 1, which is proposed as an ordinary resolution, to authorise the Directors to allot shares in the Company or to grant rights to subscribe for, or to convert any security into, shares in the Company, up to an aggregate nominal amount of £2,625,435; and

•
Resolution 2, which is proposed as a special resolution, to disapply statutory pre-emption rights in connection with the allotment of equity securities for cash pursuant to the authority conferred by Resolution 1 and/or a sale of treasury shares for cash up to an aggregate nominal amount of £2,625,435.

The authorities and powers to be granted pursuant to the above Resolutions, if passed, shall expire on the date that is three years from the date of the passing of the Resolutions, which is on or about the time that the Shelf Registration Statement is expected to expire. However, the Company will be authorised to, before these authorities expire, make an offer or agreement which would or might require shares in the Company or rights to be allotted or granted after this authority expires and to issue such shares or rights after expiry of these authorities as if they had not expired.
The authorities and powers which will be given to the Directors by Resolutions 1 and 2, if passed, will replace the existing authorities to allot Ordinary Shares conferred to the Directors and the existing disapplication of statutory pre-emption rights granted at the Company’s 2018 AGM.

3.	PROPOSED FUTURE USE OF CAPITAL
From time to time, the Directors may be required to raise equity capital for general corporate purposes, which may include, amongst other things, the funding of the Phase 3 clinical development and commercialization of the Company’s product candidate, RPL554, for the treatment of COPD as well as the funding of additional development of RPL554 for the treatment of CF and other indications. However, the Company has no immediate plans to issue Ordinary Shares or other securities under the authorities and powers being sought by the passing of the Resolutions (other than in connection with the Company’s employee share schemes).
If the Company, at some time in the future, decides to raise equity capital by issuing or selling Securities under the Shelf Registration Statement, the use of proceeds for that capital will be set out in a Prospectus Supplement.

4.	APPLICATIONS TO TRADING ON AIM AND TO NASDAQ
If the Company decides to issue or sell Ordinary Shares or ADSs under the Shelf Registration Statement or any Prospectus Supplement or otherwise, it will apply for the relevant Ordinary Shares (including the Ordinary Shares underlying any ADSs) to be admitted to AIM and for such ADSs to be admitted to Nasdaq.

5.	ACTION TO BE TAKEN IN RESPECT OF THE GENERAL MEETING
Enclosed with this Document is a Form of Proxy for use by Shareholders at the General Meeting. Whether or not you intend to be present at the General Meeting, you are requested to complete and return the Form of Proxy to the Company Secretary, Verona Pharma plc at Allianz House, 6th Floor, 60 Gracechurch Street, London, EC3V 0HR in accordance with the instructions printed thereon. To be valid, completed Forms of Proxy must be received by the Company Secretary at the above address as soon as possible and in any event not later than 4:00 p.m. on 22 June 2018 (or in the case of an adjournment of the General Meeting, not later than 48 hours before the time fixed for the holding of the adjourned meeting (excluding any day which is not a working day)). Completion of a Form of Proxy will not preclude you from attending the General Meeting, or any adjournment thereof, and voting in person if you so choose.

6.	DIRECTORS’ RECOMMENDATION
The Directors consider it to be in the best interests of the Company and its Shareholders as a whole for the Company to have the flexibility to access additional capital when market conditions are appropriate in a competitive and expeditious manner and accordingly unanimously recommend that the Shareholders vote in favour of the Resolutions to be proposed at the General Meeting.

Yours faithfully,

Dr. David Ebsworth
Chairman

PART II

EXPLANATORY NOTES ON RESOLUTIONS
The business to be conducted at the General Meeting consists of consideration of the following Resolutions. Resolution 1 is proposed as an ordinary resolution. This means that for it to be passed, more than half of the votes cast must be in favour of the resolution. Resolution 2 is proposed as a special resolution. This means that for this resolution to be passed, at least three-quarters of the votes cast must be in favour of the resolution.
Resolution 1 – Authority to allot shares
As required by the Act, this Resolution, which will be proposed as an ordinary resolution, relates to the grant to the Directors of authority to allot shares or grant such subscription or conversion rights as are contemplated by Sections 551(1)(a) and (b) of the Act respectively, up to an aggregate nominal amount of £2,625,435, until the date that is three years following the passing of this Resolution (unless the authority is renewed, revoked or varied prior to such date), being on or about the time that the Shelf Registration Statement is expected to expire.
The maximum number of Ordinary Shares that may be allotted under this authority represents just under half of the Company’s issued Ordinary Share capital as at the date of this Document. This authority will replace all existing allotment authorities granted (to the extent not utilised) including the authority granted at the 2018 AGM.
The Directors have no immediate plans to exercise this authority (other than in connection with the Company’s employee share schemes) but believe that it is in the best interests of the Company to have the authorities available to respond to market developments and to enable allotments under the Shelf Registration Statement, any Prospectus Supplement or otherwise, to take place without the need to convene a general meeting should they determine that it is appropriate to do so.
Resolution 2 – Disapplication of pre-emption rights
The Act requires that if the Directors decide to allot new Ordinary Shares or other equity securities, such Ordinary Shares or other equity securities must first be offered to existing Shareholders in proportion to their existing holdings. This is known as shareholders’ pre-emption rights. However, to act in the best interests of the Company, the Directors may require flexibility to allot equity securities for cash without regard to the provisions of Section 561(1) of the Act.
Therefore this resolution, which will be proposed as a special resolution, seeks authority to enable the Directors to allot equity securities (as defined in section 560(1) of the Act) for cash pursuant to the authority conferred by Resolution 1 and/or to sell Ordinary Shares held by the Company as treasury shares as if the Shareholders’ pre-emption rights did not apply to such allotment up to an aggregate nominal amount of £2,625,345.
This pre-emption disapplication would also remain in place until the date that is three years following the passing of this Resolution (unless renewed, revoked or varied prior to such date), being on or about the time that the Shelf Registration Statement is expected to expire. This power will also replace all similar existing powers granted to the Directors (to the extent not utilised) including the power granted at the 2018 AGM.
As the Directors have no immediate plans to allot Ordinary Shares or other securities pursuant to Resolution 1 (other than in connection with the Company’s employee share schemes), they similarly have no immediate need to disapply the pre-emption rights under this authority for the allotment of such equity securities. However, the Directors believe that it is in the best interests of the Company to have this authority available to respond to market developments and to enable allotments under the Shelf Registration Statement, any Prospectus Supplement or otherwise, to take place without the need to convene a general meeting should they determine that it is appropriate to do so.

NOTICE OF GENERAL MEETING
VERONA PHARMA PLC
(incorporated and registered in England and Wales under the Companies Act 2006 with registered number 5375156)
NOTICE IS HEREBY GIVEN that a General Meeting of Verona Pharma plc (the “Company”) will be held at the offices of Latham & Watkins (London) LLP, 99 Bishopsgate, London, EC2M 3XF, United Kingdom on 26 June 2018 at 4:00 p.m. to consider, and if thought fit, pass the following resolutions of which Resolution 1 is proposed as an ordinary resolution and Resolution 2 as a special resolution.
Unless the context requires otherwise, words and expressions defined in the Circular from the Company to its Shareholders dated 23 May 2018, of which this notice forms part, have the same meanings when used in this notice.
ORDINARY RESOLUTIONS

1.
THAT, in accordance with section 551 of the Companies Act 2006, the Directors of the Company be and they are hereby generally and unconditionally authorised to exercise all powers of the Company to allot shares in the Company or to grant rights to subscribe for, or to convert any security into, shares in the Company up to an aggregate nominal amount of £2,625,435. This authority shall replace any existing authorities to the extent not utilised at the date this resolution is passed and shall expire on the date that is three years following the passing of this resolution, save that the Company may before such expiry make offers or agreements which would or might require shares to be allotted or rights to be granted after such expiry and the Directors may allot shares, or grant rights to, subscribe for, or convert, any security into shares, in pursuance of any such offer or agreement as if the authorities conferred hereby had not expired.

SPECIAL RESOLUTION

2.
THAT, subject to and conditional upon the passing of Resolution 1, in accordance with sections 570 and 573 of the Act, the Directors be empowered to allot equity securities (within the meaning of section 560 of the Act) for cash pursuant to the authority conferred by Resolution 1 above and/or to sell Ordinary Shares held by the Company as treasury shares for cash, as if section 561 of the Act did not apply to any such allotment or sale, provided that this power shall be limited to the allotment of equity securities or sale of treasury shares up to an aggregate nominal amount of £2,625,435, shall replace any existing disapplication of section 561 of the Act to the extent not utilised at the date this resolution is passed and shall expire on the date that is three years following the passing of this resolution (unless renewed, varied or revoked by the Company prior to or on that date) but the Company may, before this authority expires, make an offer or agreement which would or might require shares in the Company or rights to be allotted or granted or treasury shares to be sold after this authority expires and that the Directors may allot shares in the Company or grant rights or sell treasury shares pursuant to such an offer or agreement as if the authority conferred by this resolution had not expired.

By order of the Board,

Ben Harber
Company Secretary

23 May 2018

Notes:
Entitlement to attend and vote
The Company has specified that only those members entered on the register of members at 4:00 p.m. (BST) on 22 June 2018 or, if the General Meeting is adjourned, 48 hours prior to the adjourned meeting shall be entitled to attend and vote at the General Meeting in respect of the number of Ordinary Shares held in their name at that time. Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the General Meeting.

Appointment of proxies
Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the General Meeting. A proxy need not be a Shareholder of the Company. A Shareholder may appoint more than one proxy in relation to the General Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that Shareholder. Should you wish to appoint more than one proxy please return the Form of Proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolutions that are to be proposed. To be valid, the Form of Proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the office of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR by hand or by post, or by fax to +44 (0)20 7264 4440, or by email to ben.harber@shma.co.uk, so as to be received not less than 48 hours before the time fixed for the holding of the General Meeting or any adjournment thereof (as the case may be), excluding any part of a day which is not a working day.

In the case of a Shareholder which is a corporation, the Form of Proxy must be executed under its common seal or executed on its behalf by a duly authorised officer or attorney for the company. Any corporation which is a Shareholder may also appoint one or more representatives who may exercise on its behalf all of its powers as a Shareholder provided they do not do so in relation to the same shares. The completion and return of a Form of Proxy will not preclude a Shareholder from attending in person at the General Meeting and voting should he or she wish to do so, but if a Shareholder appoints a proxy and attends the General Meeting in person, the proxy appointment will be terminated.

To change your proxy instructions, simply submit a new Form of Proxy as set out above. Note that the cutoff times for receipt of proxy appointments (see above) also apply in relation to amended instructions; any amended proxy instructions received after the relevant cut-off time will be disregarded. Please contact the Company Secretary (as noted above) to obtain a new Form of Proxy. If you submit more than one valid proxy appointment, the appointment validly received last before the latest time for receipt of Forms of Proxy will take precedence. If the Company is unable to determine which Form of Proxy was last validly received, none of them shall be treated as valid in respect of that Ordinary Share.

Further, the appointment under the Form of Proxy may be terminated by the member prior to the commencement of the General Meeting (or any adjournment of the General Meeting). To be valid, the notice of termination of the authority of the person appointed to act as proxy must be deposited at the offices of the Company Secretary, Verona Pharma plc, 6th Floor, 60 Gracechurch Street, London EC3V 0HR, not less than 48 hours before the time fixed for the holding of the General Meeting or any adjournment thereof (as the case may be).

Appointment of proxy by joint holders
In the case of joint holders, where more than one of the joint holders purports to appoint a proxy, only the appointment submitted by the most senior holder will be accepted. Seniority is determined by the order in which the names of the joint holders appear in the Company’s register of members in respect of the joint holding (the first-named being the most senior).

Voting at the General Meeting
Voting on all Resolutions will be conducted by way of a poll, rather than a show of hands.

Issued shares and total voting rights
As at the close of business on 22 May 2018 (being the latest practicable date prior to publication of this Document), the Company’s issued share capital comprised 105,017,401 Ordinary Shares. Each Ordinary Share carries the right to one vote at the General Meeting and therefore the total number of voting rights at the close of business on 22 May 2018 is 105,017,401.